UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2019

Energous Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36379	46-1318953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3590 North First Street,

Suite 210

San Jose, California 95134

(Address of principal executive offices) (Zip Code)

(408) 963-0200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	WATT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 11, 2019, Energous Corporation (“Energous”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley FBR, Inc., as agent (“B. Riley FBR”), pursuant to which Energous may offer and sell, from time to time through or to B. Riley FBR, shares of its common stock, par value $0.00001 per share (the “Common Stock”), with aggregate gross proceeds of up to $20.0 million (the “Shares”). The offer and sale of the Shares will be made pursuant to a shelf registration statement on Form S-3 and the related prospectus (File No. 333-226739) filed by Energous with the Securities and Exchange Commission (the “SEC”) on August 9, 2018 and declared effective by the SEC on August 17, 2018, as supplemented by a prospectus supplement dated October 11, 2019 and filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Under the Sales Agreement, B. Riley FBR may sell the Shares in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through Nasdaq. If agreed to in a transaction notice, Energous may also sell common stock to B. Riley FBR as principal, at a purchase price agreed upon by B. Riley FBR and Energous. The offer and sale of the Shares pursuant to the Sales Agreement will terminate upon the earlier of (a) the sale of all of the Shares subject to the Sales Agreement or (b) the termination of the Sales Agreement by B. Riley FBR or Energous pursuant to the terms thereof.

Energous will pay B. Riley FBR a commission of 2.5% of the aggregate gross proceeds from any Shares sold by B. Riley FBR under the sales agreement, and Energous has agreed to provide B. Riley FBR with customary indemnification and contribution rights, including for liabilities under the Securities Act. Energous also will reimburse B. Riley FBR for specified expenses in connection with entering into the Sales Agreement. The Sales Agreement contains customary representations and warranties and conditions to the placements of the Shares pursuant thereto.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement. A copy of the Sales Agreement is filed with this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference.

A copy of the opinion of Fenwick & West LLP, relating to the validity of the Shares to be issued pursuant to the Sales Agreement, is filed with this Current Report on Form 8-K report as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation, or sale of Energous’s Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 2.02. Results of Operations and Financial Condition.

Preliminary Estimated Financial Information for the Third Quarter of 2019

Energous has presented preliminary estimated financial information below for its third quarter ended September 30, 2019 based on currently available information. Energous has not finalized its financial results for the quarter and Marcum LLP, its independent registered public accounting firm, has not performed any procedures with respect to the preliminary estimated financial information contained below, nor has Marcum LLP expressed any opinion or other assurance on such preliminary estimated financial information. These preliminary estimates should not be regarded as a representation by Energous, its management or the sales agent as to its actual financial results for the third quarter. The preliminary estimated financial information presented below is subject to change, and Energous’s actual financial results may differ from such preliminary estimates and such differences could be material.

The following are preliminary estimates for the third quarter ended September 30, 2019:

•	Revenue of approximately $0.04 million;

•	GAAP operating expenses between $8.2 million and $8.5 million;

•	Depreciation and amortization expenses of approximately $0.2 million;

•	Stock-based compensation expense of approximately $2.1 million; and

•	Cash and cash equivalents of approximately $22.8 million as of September 30, 2019.

Item 7.01. Regulation FD Disclosure.

Energous is engaged in pre-production and initial production activity of its WattUp® wireless power technology with several consumer electronic, medical device and industrial companies to introduce its contact-based near field transmitters and receivers in products going to market in 2019 with modest revenue growth in late 2019. Energous is also in discussion with potential customers in the consumer and industrial spaces that are considering its solutions to supply low power distance charging for products that could enter the market in late 2020. While Energous expects total revenues to grow in 2020 primarily from customer adoption of its contact-based near field technology, revenue derived from distance charging is not expected to occur until late 2020.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

1.1	At Market Issuance Sales Agreement among Energous Corporation and B. Riley FBR, Inc.

5.1	Opinion of Fenwick & West LLP

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2019	By:	/s/ Brian Sereda
Brian Sereda
Senior Vice President and Chief Financial Officer